Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MidSouth Bancorp, Inc. of our report dated March 16, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of MidSouth Bancorp, Inc. appearing in the Annual Report on Form 10-K of MidSouth Bancorp, Inc. for the year ended December 31, 2017.

Atlanta, Georgia
May 31, 2018